Exhibit 23(d)




                        FINANCIAL ADVISOR'S CONSENT




The Board of Directors and
Stockholders of
First National Bank Corp.

We hereby consent to the use of our opinion dated November 30, 1994 contained in the Proxy Statement and Prospectus, relating to the fairness, from a financial point of view, of the consideration to be received by the stockholders of First National Bank Corp. in the Merger, and the reference to our firm in the Proxy Statement and Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                   Sincerely,

                                   M.A. SCHAPIRO & CO., INC.

                                   s/ Whitley A. Cummings

                                   Whitley A. Cummings
                                   Vice President


New York, New York
November 30, 1994